Company Contact:	Media Contact:
Rodney Young Chief Financial Officer (650) 475-3100 ext 105 irpr@stemcellsinc.com	Schwartz Communications, Inc. (781) 684-0770 or (415) 512-0770 stemcells@schwartz-pr.com

STEMCELLS ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS

PALO ALTO, Calif., October 28, 2005 – StemCells, Inc. (NASDAQ: STEM) today reported its financial results and reviewed its significant corporate events for the third quarter ended September 30, 2005.

The Company reported a net loss of $94,000, or $0.00 per share, for the third quarter ended September 30, 2005, compared to a net loss of $4,338,000, or $0.08 per share, for the third quarter ended September 30, 2004. The decrease in net loss from 2004 to 2005 was primarily attributable to the receipt of shares in ReNeuron as part of a license and settlement agreement. Upon receipt of these shares, the Company recorded approximately $3,748,000 as income, net of legal and other expenses. Cash and cash equivalents were $34,971,000 at September 30, 2005, compared with $23,141,000 at September 30, 2004.

Highlights for the quarter include:

•	The approval by the FDA of the Company’s Investigational New Drug application (IND) to begin a clinical trial of its human neural stem cells (HuCNS-SC™) for the treatment of Batten disease, a rare and fatal neurodegenerative genetic condition afflicting infants and children;

•	The publication in the Proceedings of the National Academy of Sciences of the United States of America (“PNAS”) of the first study to show a direct link between HuCNS-SC and restoration of motor function in spinal cord injured mice;

•	The agreement with ReNeuron Limited, a UK biotech corporation, under which StemCells granted ReNeuron a license that allows ReNeuron to exploit their “c-mycER” conditionally immortalized adult human neural stem cell technology for therapy and other purposes. In return for the license, StemCells received a 7.5% fully-diluted equity interest in ReNeuron Group plc, the listed UK parent corporation of ReNeuron Limited, and a cross-license to the exclusive use of ReNeuron’s technology for certain diseases and conditions;

•	The transfer of the listing of StemCells’ shares to the Nasdaq National Market from the Nasdaq Capital Market;

•	The receipt by the Company of a manufacturing license for its California-based cell processing facility from the State of California Department of Health Services; and

•	The appointment of a new Chief Financial Officer.

“This has been a very exciting and gratifying quarter for the Company. We have seen many months of dedicated effort by our employees and collaborators bear fruit. We are particularly enthused that the FDA has approved our first IND to begin a Phase I clinical trial to evaluate the safety and preliminary efficacy of HuCNS-SC to treat Batten disease. We look forward to initiating that trial in due course,” said Martin McGlynn, President and Chief Executive Officer of StemCells.”

Mr. McGlynn added, “We are also pleased with our financial performance year to date. Our recent accomplishments have been achieved with considerable operating efficiency — for the nine months year to date, our cash burn for operating activities was slightly over $1 million per month. With $35 million in cash on hand, we remain in a strong financial position as we prepare to initiate our first clinical trial in Batten disease.”

About StemCells, Inc.

StemCells, Inc. is a development stage biotechnology company focused on the discovery, development and commercialization of stem cell-based therapies to treat diseases of the nervous system, liver and pancreas. The Company’s stem cell programs seek to repair or repopulate neural or other tissue that has been damaged or lost as a result of disease or injury. StemCells is the first company to directly identify and isolate human neural stem cells from normal brain tissue. These stem cells are expandable into cell banks for therapeutic use, which demonstrates the feasibility of using normal, non-genetically modified cells as cell-based therapies. StemCells is the only publicly traded company solely focused on stem cell research and development and has more than 40 U.S. and 100 non-U.S. patents, as well as 100 patent applications pending worldwide. Further information about the Company is available on its web site at: www.stemcellsinc.com.

Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. (the “Company”) and its ability to conduct clinical trials as well as its research and product development efforts. The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainty regarding whether a suitable site for the Company’s clinical trial in Batten disease will be identified, whether the Institutional Review Board approval that is required before a clinical trial may go forward will be obtained for any site, and whether results obtained in the animal models of Infantile NCL, spinal cord injury, or other diseases and conditions will be able to be translated into treatment for humans; uncertainty as to whether the FDA will permit the Company to continue clinical testing in the Batten disease trial or in future clinical trials of proposed therapies for other diseases or conditions despite the novel and unproven nature of the Company’s technology; uncertainties regarding the Company’s ability to obtain the capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainties regarding ReNeuron’s technology, the Company’s ability to develop products using the ReNeuron technology, the likelihood of obtaining milestone or royalty payments from ReNeuron under the license agreement, the likelihood of any future collaborations with ReNeuron, and the value of the Company’s equity interest in ReNeuron; uncertainty regarding the validity and enforceability of the Company’s patents; uncertainty as to whether HuCNS-SC and any products that may be generated in the future in the Company’s stem cell programs will prove safe and clinically effective and not cause tumors or other side effects; uncertainty as to whether the Company will achieve revenues from product sales or become profitable; and other factors that are described in Exhibit 99 to the Company’s Annual Report on Form 10-K titled “Cautionary Factors Relevant to Forward-Looking Statements.”

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StemCells, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
	Three months ended		Nine months ended

	September 30,		September 30,

	2005	2004	2005	2004

Revenue from grants and licensing agreements	$91	$5	$163	$103
Operating Expenses
Research and development	2,527	2,075	6,454	5,882
General & administrative	1,359	904	3,480	2,645
Wind-down expenses related to our former corporate headquarters	297	1,346	2,015	1,944
Total operating expenses	4,183	4,324	11,949	10,471
Loss from operations	(4,092)	(4,320)	(11,786)	(10,368)
Other income (expense)
License and settlement agreement, net	3,748	—	3,748	—
Other income (expense)	250	(18)	627	(43)
Total other income (expense)	3,998	(18)	4,375	(43)

Net loss per share applicable to common shareholders; basic and diluted	($94)	($4,338)	($7,411)	($10,411)
Net loss per share applicable to common shareholders; basic and diluted	($0.00)	($0.08)	($0.12)	($0.23)
Weighted average shares – basic and diluted	64,179,563	54,232,231	63,226,214	46,132,704

StemCells, Inc.
Condensed Consolidated Balance Sheets
	September 30,	December 31,
	2005	2004
(in thousands)	(unaudited)	(a)
Assets
Current assets:
Cash & cash equivalents	$34,971	$41,060
Other current assets	598	390

Total current assets	35,569	41,450
Marketable securities	3,821	—
Property, plant & equipment, net	3,387	3,424
Other assets, net	2,679	2,753

Total assets	45,456	47,627
Liabilities and stockholders’ equity
Current liabilities	2,859	3,383
Non-current liabilities	8,211	7,295
Stockholders’ equity	34,386	36,949

Total liabilities and stockholders’ equity	$45,456	$47,627

(a) Derived from audited financial statements included in StemCells’ annual report on form 10-K filed with the SEC.